Exhibit 10.1

MASTER DISTRIBUTION AGREEMENT

This Master Distribution Agreement (this “Agreement”) is made this 24th day of March 2025 (the “Effective Date”), by and between Navy Wharf, Ltd., a Turks and Caicos limited company and a licensor of intellectual property surrounding a composition and natural formula for a nutraceutical product to manage blood glucose and HbA1c levels to be marketed and sold under the brand Diabetinol® (“Supplier”), and Mangoceuticals, Inc., a Texas corporation (“MGRX” or the “Distributor”). Supplier and Distributor may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Distributor is a publicly-traded company whose common stock is listed on the Nasdaq Capital Market and the owner of a variety of health and wellness intellectual properties, licenses, and companies that market and sell pharmaceutical-based products under the brand name “MangoRx” and “PeachesRx”; and

WHEREAS, Supplier holds the exclusive rights to certain intellectual property and patents specializing in clinically proven formulations targeting blood glucose and HbA1c levels through advanced solutions marketed under the brand Diabetinol® and which products are defined in Exhibit A (collectively, the “Products”);

WHEREAS, Supplier’s Products are backed by research showcasing their efficacy in promoting blood glucose management and weight loss solutions without harmful side effects with the patents and trademarks listed and attached hereto as Exhibit B (the “Patents and Trademarks”);

WHEREAS, Supplier and Distributor desire to enter into an exclusive arrangement for the Distributor to sell and distribute the Products in the specific markets and territories identified in Exhibit C (collectively, the “Market”), with a goal of expanding their capacities and market reach;

WHEREAS, Supplier desires to sell Products to Distributor for resale into the Market; and

WHEREAS, Distributor desires to sell the Products on the terms and conditions set forth in this Agreement, these Recitals being incorporated into and made a part of the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants, promises, and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1. Appointment of Distributor. Supplier hereby appoints Distributor as the exclusive distributor of the Products to the Market in accordance with the terms and conditions of this Agreement, and the Supplier hereby accepts such appointment. Distributor shall sell and promote the sale of the Products to the Market. Distributor may appoint sub-distributors in the Market at its own risk, expense, and supervision. Distributor warrants that any sub-distributor shall be subject to all standards, rules, regulations, and terms and conditions of this Agreement. Distributor will notify Supplier in writing of any sub-distributors it appoints. Supplier agrees not to circumvent Distributor’s exclusivity in any way, including but not limited to: (i) appointing any other person or entity as a Distributor of the Products in the Market; or (ii) offering the Products in its own market-facing brand or a different brand to the Market, except pursuant to a prior written agreement by the Parties entered into after the date of this Agreement. Supplier acknowledges and agrees that breach of the exclusivity rights granted hereunder would cause irreparable harm and damage to Distributor and that such damage may not be ascertainable in money damages and that as a result thereof Distributor would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by Supplier without the necessity of proving actual damages and without posting any bond. Such right to equitable relief is in addition to whatever remedies Distributor may be entitled to as a matter of law or equity, including money damages.

2. Grant of License.

(a)	License: Supplier hereby Grants to Distributor:
a.	an exclusive, non-transferable (except to sub-distributors as discussed in Section 1, above) right and license to utilize the brand name Diabetinol® and the Patents and Trademarks in, and to manufacture, advertise, commercialize, market, sell, and distribute the Products to end-users, customers or clients (collectively, “End Users”) in perpetuity within, the Market; and
b.	the right to grant sub-licenses of the rights set forth herein (including, but not limited to Section 2(a)) to third parties (sub-distributors) within the Market, subject to the terms and conditions of this Agreement, with further instructions that:
i.	Any sub-license be in writing and expressly incorporate the terms and conditions of this Agreement;
ii.	Sub-distributor shall not be granted any rights that are greater than the rights granted to the Distributor under this Agreement; and
iii.	Provide that any breach of the sub-license by the sub-distributor shall be deemed a breach of this Agreement by the Distributor.

(b)	Reservation of Rights: Except for the rights expressly granted in this Section, Supplier reserves all other rights, title, and interest in and to the Products, including all intellectual property rights.

3. Payment, Royalties and Sales Minimums.

(a)	Exclusive License Fee: As part of the consideration for the exclusive license and distribution rights, Distributor agrees to issue to Supplier a total of One Million (1,000,000) shares of restricted common stock, par value $0.0001 per share (the “Shares”), of the Distributor.

(b)	Royalties: Distributor agrees to pay Supplier a royalty equal to ten percent (10%) (the “Royalty Percentage”) of all Net Sales derived by Distributer of Diabetinol® or any byproducts of Diabetinol® for as long as this Agreement is in effect (the “Royalty Payment”). Royalty Payments shall be calculated as of the end of each calendar quarter, and paid by the Distributor to the Supplier by the 15th day after the end of such calendar quarter.

“Net Sales” means an amount determined as of the end of any applicable period of determination, equal to the sum of any cash revenues received by the Distributor in connection with the sale of Products for such applicable period of determination, minus the amount of any cost of goods sold (COGS) (including raw materials, production costs and packaging), sales commissions, reasonable allowances for returns, chargebacks and other refunds, freight and logistics expenses, sales taxes or VAT taxes, credits or allowances actually granted for rejections or returns of products, including recalls (not to exceed the original invoiced amount) and any marketing and advertising expenses specifically allocated to Diabetinol® sales during the applicable period, or for any other period during which the royalty has previously been paid, if affected during the current period, as reasonably determined in good faith by the Distributor.

(c)	Sales Minimums: In order for the Distributor to maintain its exclusive rights to market and sell Diabetinol® in the Market, Distributor shall be required to meet the sales minimums (the “Sales Minimums” as further defined in Exhibit D) within eighteen months from June 1, 2025 (the “Sales Minimum Period”). If Distributor is unable to meet the Sales Minimums within Sales Minimum Period, Distributor shall have sixty (60) days to cure and remedy the shortfall. Failure to cure within 30 days will result in the Distributor losing its exclusive rights to market and sell Diabetinol® in the Market, but shall not otherwise affect any of the terms or conditions of this Agreement (an “Exclusivity Termination”). Distributor may extend the cure period for an additional 12 months with a one-time payment of five million dollars ($5,000,000) to Supplier.

(d)	All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations.

(e)	Supplier, at its own expense, shall have the sole right to prepare, file, prosecute and maintain, throughout the world, all of the Patents and Trademarks.

4. Term. The term of this Agreement shall be in perpetuity and unless sooner terminated in accordance with Section 15 (the “Term”).

5. Confidentiality. During the term of this Agreement, and for a period of two (2) years thereafter, each Party agrees to treat all proprietary non-public information pertaining to this Agreement and the relationship created thereunder (collectively, “Confidential Information”), as confidential and will not disclose any Confidential Information, to any third parties without the other Party’s prior written consent, except as authorized hereunder or required by applicable law or regulations, and except to its outside legal, accounting, tax and financial advisors, bona fide potential acquirors and potential investors, and potential and existing lenders, financing sources, sub-licensees, consultants, and contractors, provided that they have been informed of the confidential nature of such information and are bound by confidentiality obligations no less stringent than the obligations contained herein. Confidential Information shall not be deemed Confidential Information to the extent that:

a. said information becomes known to third parties not under any obligation of confidentiality to the disclosing party, or becomes publicly known through no fault of the receiving party;

b. contemporaneously dated written records demonstrate that said information was already in the receiving party’s possession prior to the disclosure of said information to the receiving party, except in cases when the information has been covered by a preexisting confidentiality agreement;

c. said information is subsequently disclosed to the receiving party by a third party not under any obligation of confidentiality to the disclosing party;

d. said information is approved for disclosure by prior written consent of the disclosing party;

e. said information is required to be disclosed by court order or governmental law or regulation, provided that, except with respect to disclosures required by applicable securities laws or regulations, the receiving party gives the disclosing party prompt notice of any such requirement and cooperates with the disclosing party in attempting to limit such disclosure; or

f. said information is proven by contemporaneously dated written records to have been independently developed by the receiving party without recourse or access to the information.

Each Party hereto acknowledges that the obligations undertaken by it pursuant to this Section are unique and that the other party will have no adequate remedy at law if such party shall fail to perform any of its obligations hereunder, and such party therefor confirms the other Party’s right to specific performance of the terms of this Section is essential to protect the rights and interests of the other Party. Accordingly, each Party agrees that, in addition to any other remedies that the other Party may have at law or in equity, the other Party shall have the right to sue in equity to have all obligations of such Party pursuant to this Section specifically performed by such Party, and the other Party shall have the right to seek preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Section by such party. Each Party hereby expressly waives the defense that a remedy in damages will be adequate for a breach by it under this Section. Each Party further agrees that the other Party shall not be required to post a bond as a condition to obtaining or exercising such remedies, and such Party hereby waives any such requirement or condition.

6. Warranties and Representations of Supplier. Supplier represents warrants and covenants to Distributor as follows:

a. Supplier represents and warrants solely for the benefit of Distributor that, as of the date of this Agreement, Supplier has not received actual notice of a claim that the Patents and Trademarks infringe on any copyright, mask work right or patent, or misappropriate any trade secret, of any third party.

b. Supplier owns all of the rights with respect to the Patents and Trademarks.

c. All Patents and Trademarks are valid and in full force and effect.

d. Supplier has not previously granted to a third party any rights with respect to the Patents and Trademarks that are inconsistent with the rights granted to Distributor hereunder, including, without limitation, any rights which, if such rights had been granted to a third party subsequent to the date hereof, would breach Supplier’s obligations hereunder.

e. The Supplier has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Supplier has duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Supplier enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the Parties rights generally and general equitable principles.

f. The execution and delivery by the Supplier of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws, or such other document(s) regarding organization and/or management of the Supplier, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Supplier is bound or affected.

g. Any individual executing this Agreement on behalf of the Supplier has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

h. Supplier agrees that it shall not, during the Term of this Agreement, license the Patents or Trademarks to any third party or provide any third party the right to sell any Products in the Territory, except in the event of an Exclusivity Termination (as defined above) occurs.

i. Supplier agrees that, during the Term of this Agreement, Supplier shall not make any separate agreement with any third party that is inconsistent with any of the provisions of this Agreement.

j. Securities Representations:

(a) Purchase for Own Account. The Shares to be issued to Supplier hereunder will be acquired for investment for Supplier’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and Supplier has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b) Disclosure of Information.

(i) Supplier has received or has had full access to all the information Supplier considers necessary or appropriate to make an informed investment decision with respect to the Shares to be issued to Supplier hereunder. Supplier has had an opportunity to ask questions and receive answers from the Distributor regarding the Distributor and the Shares, and all such questions, if any, have been satisfactorily answered as of the date of this Agreement.

(ii) Supplier acknowledges that it (A) is aware of, has received and had an opportunity to review (x) MGRX’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (“SEC”) on March 20, 2025 (the “Annual Report”); and (y) MGRX’s current reports on Form 8-K from January 1, 2025, to the date of this Agreement (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “Mangoceuticals” in the “Name, ticker symbol, or CIK” field, and clicking the “Submit” button), in each case (x) through and (y), including, but not limited to, the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of Distributor; and (B) is not relying on any oral representation of Distributor or any other person, nor any written representation or assurance from Distributor, in connection with Supplier’s acceptance of the Shares and investment decision in connection therewith.

(c) Illiquid Securities. Supplier realizes that the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted unless such Supplier has liquid assets sufficient to assure that holding such Shares indefinitely will cause no undue financial difficulties and such Supplier can provide for current needs and possible personal contingencies.

(d) Discussions with Advisors. Supplier has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for it.

(e) No General Solicitation. Supplier has not become aware of and has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Supplier’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

(f) No Registration Rights. Supplier confirms and acknowledges that Distributor is not under any obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares, and such Supplier is solely responsible for determining the status, in its hands, of the Shares acquired hereunder and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares.

(g) Investment Experience. Supplier understands that the acquisition of Shares involves substantial risk. Supplier acknowledges that Supplier can bear the economic risk of Supplier’s investment in the Shares, and has sufficient knowledge and experience in financial or business matters such that Supplier is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment. Supplier hereby represents that it is an “accredited investor,” as such term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

(h) Restricted Shares. Supplier understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Distributor in a transaction not involving a public offering and that, under the Securities Act and applicable regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Supplier represents that Supplier is familiar with Rule 144 as promulgated under the Securities Act and as presently in effect, and understands the resale limitations imposed thereby and by other applicable provisions of the Securities Act.

(i) Legend. Supplier acknowledges and understands that the certificates or book-entry statements evidencing the Shares will bear the legend set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

7. Warranties and Representations of Distributor. Distributor represents warrants and covenants to Supplier as follows:

a. The Distributor has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Distributor has duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Distributor enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the Parties rights generally and general equitable principles.

b. The execution and delivery by the Distributor of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws, or such other document(s) regarding organization and/or management of the Distributor, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Distributor is bound or affected.

c. Any individual executing this Agreement on behalf of the Distributor has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

d. Distributor will use its best efforts to see that no Product is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, after the Distributor receives title of the Product.

e.Distributor shall be responsible for obtaining all necessary regulatory approvals, licenses, and certifications for the sale of Diabetinol-based products in all jurisdictions where it operates and agrees to collaborate on regulatory submissions where applicable.

f. Distributor shall maintain full compliance with the U.S. Food and Drug Administration, Health Canada, European Medicines Agency, and other relevant regulatory bodies in connection with the Products to the extent the Distributor shall deem such compliance required in good faith.

g. No Product labeling or claims, other than those specified by the Supplier as approved labeling claims shall be utilized by the Distributor. Product labeling constitutes any information provided to label, describe, and detail the Product whether it be verbally communicated, written, electronic, printed, and/or video.

8. Indemnification. Distributor shall defend, indemnify, and hold harmless Supplier against any and all liability, loss, damages, injuries, costs, and expenses, including reasonable legal expenses, of whatever nature in connection with any claim which might be asserted against Supplier resulting from breach of this Agreement by Distributor, or resulting from any representations and warranties regarding the Products made to any End-Users by Distributor, except for representations which Supplier has neither made to Distributor in writing or authorized Distributor in writing to make to any third party.

Supplier agrees to indemnify and hold harmless Distributor, its officers, directors, employees and shareholders, against:

(a) any and all liability, loss, damages, injuries, costs, and expenses, including reasonable legal expenses, of whatever nature, in connection with any claim which might be asserted against Distributor resulting from breach of this Agreement by Supplier;

(b) any claim that any Patents and Trademarks and/or the Distributor’s or End-Users’ use thereof, infringes on the rights of any other party;

(c) any class action which alleges claims based on End-Users’ use of the Products; and

(d) any and all liability, loss, damages, injuries, costs, and expenses, including reasonable legal expenses, of whatever nature arising out of any third-party claim for personal injury or death where a Product supplied under this Agreement, or the gross negligence or willful misconduct of Supplier, is alleged to have caused or contributed to the injury or death to such third party, but only to the extent such loss, damage, injury, cost, or expense is caused by the gross negligence or willful misconduct of Supplier.

The Parties agree that the indemnification provisions provided in this Section 8 shall survive for a period of 18 months following the termination of this Agreement.

Any Party entitled to indemnification under this Section 8 (an “Indemnified Party”) will give written notice to the Party required to indemnify such Indemnified Party (the “Indemnitor”) of any matter giving rise to a claim for indemnification; provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Section 8 except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Indemnitor shall be entitled to participate in and, unless in the reasonable judgment of the Indemnitor a conflict of interest between it and the Indemnified Party exists with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the Indemnitor advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnitor elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the Indemnitor in connection with any negotiation or defense of any such action or claim by the Indemnitor and shall furnish to the Indemnitor all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnitor shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnitor elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Indemnitor shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Section 8 to the contrary, the Indemnitor shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification obligations to defend the Indemnified Party required by this Section 8 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such Party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the Indemnitor or others, and (b) any liabilities the Indemnitor may be subject to pursuant to the law.

9. Support. Supplier agrees to provide reasonable consultation to Distributor in a timely fashion concerning technical aspects and use of the Products as needed by Distributor, at no cost to Distributor. Additionally, Supplier agrees to provide promotional and marketing support to Distributor in support of international sales, to include, but not be limited to, providing promotional videos and keynote speakers by physician and executive influencers, at no cost to Distributor.

10. Insurance. At all times during the term of the Agreement, each Party agrees to procure and maintain commercial general liability insurance, including products and contractual liability coverage, in such amounts as is normal and customary in the Market for Parties similarly situated. The Parties shall, upon written request, furnish a certificate of insurance evidencing the foregoing coverage and limits, stating that the insurer shall give the other Party thirty (30) days prior written notice of any cancellation or non-renewal in coverage. The obligations of this Section 10 shall survive for a period of 18 months following the termination of this Agreement.

11. Limitation of Liability. NEITHER PARTY NOR ITS AFFILIATES AND LICENSORS SHALL HAVE ANY LIABILITY WITH RESPECT TO THIS AGREEMENT OR OTHERWISE FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOSS OF BUSINESS AND LOSS OF PROFITS, BUSINESS INTERRUPTION, EVEN IF SUCH PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. Waiver and Delay. No waiver by either Party of any breach or series of breaches or defaults in performance by the other Party, and no failure, refusal, or neglect of either Party to exercise any right, power, or option given to it hereunder or to insist upon strict compliance with or performance of either Party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

13. Intellectual Property Rights. Nothing in this Agreement shall be construed as giving the Distributor any license or right in trademarks, patents, designs, copyrights, or other intellectual property belonging to the Supplier, except in connection with the distribution of the Products.

14. Non-Solicitation Provision: Customers and Business Affiliations. During the Term of this Agreement, and for a period of two (2) years after termination of this Agreement, whether by lapse of time or otherwise, Supplier shall not solicit or call upon any End-Users or potential End-Users of Distributor for the purpose of brokering, soliciting, selling, or responding to any request for proposal or request for quote for any Products, other products, or services to that End-Users or prospective End- Users of Distributor within any and all territories in which Distributor regularly markets, solicits, sells, and provides products and services, or within any and all territories which Supplier has actual or constructive knowledge that Distributor intends to solicit, market, sell, or distribute its products and services.

15. Termination. Either Party shall have the right to terminate this Agreement immediately if the other Party has in any way materially breached this Agreement and failed to cure such breach within ninety (90) days of written notice thereof or becomes insolvent, provided that such Agreement must be terminated within thirty (30) days of such Party’s failure to cure such breach (if not cured within such 90 day period) or insolvency. In the event of a material breach, in addition to the rights provided herein, each Party may take whatever additional actions as are available to such Party at law or in equity, and in connection with such actions, recover any and all damages to such Party for the non-breaching Party’s violation or breach of this Agreement, in accordance with applicable law. Upon termination in accordance with this Agreement by Supplier, Distributor agrees that Supplier will not be liable to Distributor for any compensation, damages, or other claims of any nature arising out of a termination, including, without limitation, claims based on expenditures or investments made by Distributor or goodwill created by Distributor. Upon termination, Distributor shall cease using the Diabetinol® formulation and branding within six (6) months, subject to a sell-off period.

16. Miscellaneous.

a.	The Parties shall perform all of their duties under this Agreement as independent contractors. Except as specifically set forth herein, nothing in this Agreement shall be construed to give either Party the power to direct or control the daily activities of the other Party, or to constitute the Parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint ventures, co-owners, or otherwise as participants in a joint undertaking. The Parties understand and agree that, except as specifically provided in this Agreement, neither Party grants the other Party the authority to make or give any agreement, statement, representation, warranty, or other commitment on behalf of the other Party, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of the other Party, or to transfer, release, or waive any right, title, or interest of such other Party. The employees of each Party shall not be considered employees of the other and shall not be eligible for any benefits given by the other to its employees.

b.	Distributor agrees if the Agreement is ultimately determined to be one to which §1861(v)(1)(I) of the Social Security Act (the “Act”) as amended applies, to provide access to books and records and perform such other obligations as may be specified for subcontractors in that section of the Act or in any regulations promulgated thereunder.

c.	Each Party agrees that:

If any Party is prevented from or interfered with in any material manner in fully performing its duties under this Agreement due to law, act of God, labor controversy or any other similar or dissimilar cause beyond the reasonable control of the Party claiming inability to perform (each a “Force Majeure”), then that Party’s obligations will be suspended as often as any Force Majeure event occurs and during the periods of time that those events exist. Any non- performance due to Force Majeure is not a breach of this Agreement. In order to benefit from the provisions of this Section, the Party claiming Force Majeure must notify the other reasonably promptly in writing of the Force Majeure condition. If any event of Force Majeure, in the reasonable judgment of the parties, is of a severity or duration such that it materially reduces the value of this Agreement, then this Agreement may be terminated by either party, without liability or further obligation of either Party (except for any obligation expressly intended to survive the terms of this Agreement).

All notices, statements, reports required or permitted by this Agreement must be in writing and shall be deemed to have been effectively given and received: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. Mail, postage prepaid, return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means set forth in this section; and (iii) when delivered, if delivered personally or sent by express courier service or overnight delivery by a nationally recognized carrier to the other Party. Such notices shall be sent to the address set forth below or such other address as either Party may subsequently request in writing with at least five business days prior notice:

Supplier:	Navy Wharf, Ltd Four Oaks Gate Toronto Ontario M4J 2X2 Canada

Distributor:	Mangoceuticals, Inc.
Attn: Jacob Cohen
11510 Dallas Parkway, Suite 600
Dallas, TX 75248

Neither Supplier nor Distributor may assign this Agreement or any rights hereunder, in whole or in part, without the other Party’s prior written consent which consent shall not be unreasonably withheld or delayed. If any provision of this Agreement is declared null, void, or otherwise unenforceable, or in the event that performance under this Agreement is or becomes unlawful or has a significant probability of causing either Party to be in violation of any state or federal law, as a result of any law, court decision or interpretation, rule or regulation, enacted, promulgated, decreed or rendered by any federal or state court or administrative agency, the applicable provision or provisions, will be deemed severed from this Agreement, and the remainder of this Agreement will remain enforceable, and the Parties shall in good faith restructure the Agreement by mutual agreement to comply in all respects with the nullified, voided, or otherwise unenforceable provision, or the applicable law, rule, regulation or interpretation or other directive, and the Parties shall thereafter be bound by the changes in the Agreement. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the parties. If the Agreement cannot be modified in a manner to comply with any applicable change of law, rule, regulation or interpretation, then this Agreement shall terminate under the provisions above.

Supplier shall provide Distributor prompt (but in no event later than two business days after receipt) notice of any notice of a claim that the Patents and Trademarks infringes on any copyright, mask work right or patent, or misappropriates any trade secret, of any third party.

17. This Agreement, including the exhibits hereto, represents the entire agreement between the Parties with respect to this subject matter and supersedes any previous or contemporaneous oral or written agreements regarding this subject matter; excludes any subsequent inconsistent or different terms and conditions asserted in any purchase order, form or other writing submitted by Distributor, for its convenience or otherwise; and may be amended or modified only by a written instrument signed by a duly authorized agent of each Party.

18. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together one and the same document.

19. All press releases, publicity, marketing or sales materials, or other materials developed by or on behalf of either Party that refer to this Agreement or use the name or trademark of the other Party shall be subject to prior review and approval by such other Party except that either Party shall have the right, subject to Section 5, to make accurate factual reference to the existence of a relationship with the other Party without specific authorization from the other Party and Distributor shall, regardless of Section 5, be authorized to disclose this Agreement and terms herein in its filings with the Securities and Exchange Commission.

20. Nothing in this Agreement, express or implied, will give to any person, other than the Parties and their permitted successors and/or assigns under this Agreement, any benefit or any legal or equitable right, remedy or claim under this Agreement.

21. Relationship of the Parties. This Agreement shall not be construed as creating any partnership, joint venture, association or other entity. It is the intent of the Parties that the relationship is solely that of parties with contractual commitments to one another as expressly set forth in this Agreement; that their rights and obligations with respect to one another will be solely those expressed in this Agreement; that neither party shall be the agent of the other for any purpose under this Agreement; and that the liabilities and obligations of the parties incurred in connection with this Agreement shall be separate.

22. Governing Law, Arbitration. This Agreement shall be governed by the laws of the state of Texas, USA. The Parties agree that all disputes arising out of or concerning the terms of this Agreement will be subject solely to binding arbitration. The arbitrator selection and conduct of the arbitration will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be in Dallas County, Texas and judgment on the award may be entered in any court having jurisdiction thereof. If either Party believes it is necessary to undertake discovery on asserted statutory claims, such Party shall apply to the arbitrator(s) for rights to undertake discovery and the arbitrator shall allow discovery sufficient for either Party to adequately arbitrate, vindicate or defend the statutory claims, including access to essential documents and witnesses. At the conclusion of the arbitration, the arbitrator(s) shall issue a decision in writing setting forth the essential findings and conclusions, and this decision is subject to review, confirmation, correction or vacation. The prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration.

[Remainder of page left intnetionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have, by their duly authorized officers, executed this Agreement effective as of the date first written above.

NAVY WHARF, LTD

By:
Name:	Marvalyn Smith
Title:

MANGOCEUTICALS, INC.

By:
Name:	Jacob Cohen
Title:	CEO

EXHIBIT A LIST OF PRODUCTS

Distributor shall be responsible for the manufacturing, sales and marketing of all products using the patented Diabetinol® formulation and shall extend into the following product and delivery formats:

●	Pills (including capsules, coated tablets, chewable, and other rapid dissolving tablets)

●	Gummies

●	Beverages (ready to drink “RTD” and powdered form)

●	Functional foods

●	Topical applications

●	Injectable formulations (where legally available)

●	Dietary supplements

●	Other forms as mutually agreed upon in writing

EXHIBIT B
LIST OF PATENTS AND TRADEMARKS

EXHIBIT C
MARKET & TERRITORIES

During the Term, Distributor shall be authorized to exclusively market, sell and distribute the Products to the following markets:

1.	United States
2.	Canada

EXHIBIT D

SALES MINIMUMS

The following sales minimums milestones must be met by Distributor:

-	$1,500,000 in monthly gross sales before the end of the Sales Minimums Period

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